

building in production system

serial No.	item
1	[illegible]
2	No.1 reshipping site
3	[illegible]
4	No.2 reshipping site
5	scraper conveyor
6	[illegible] scraper conveyor
7	storage field of raw coal
8	storage field for block coal

technology characteristic table of mine

No.	item	characteristic
1	annual output of mine	0.[illegible]
2	work system	[illegible]
3	type of coal	non-caking coal
4	production capacity	[illegible]
5	[illegible]	[illegible]
6	[illegible]	[illegible]
7	[illegible]	[illegible]
8	[illegible]	[illegible]
9	[illegible]	[illegible]

Laiyegou coal mine

general plan



remark: there are three attachments for this plan, please see attachment 1, attachment 2 and attachment 3.